EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contact:
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES POSITIVE DATA FROM SECOND PHASE III TRIAL FOR

SANCTURA XR™ IN OVERACTIVE BLADDER

Compound Achieves Primary Endpoints and Confirms Landmark Tolerability Profile

Seen In Previous Phase III Trial

LEXINGTON, MA, July 7, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced data from the second of two Phase III clinical trials with SANCTURA XR for overactive bladder (OAB). SANCTURA XR is the once-daily formulation of SANCTURA®, which is currently marketed for overactive bladder. The data from the recently completed trial showed that SANCTURA XR met its primary endpoints, reduction in frequency of urination (toilet voids) and reduction in number of urge incontinence episodes. The trial also achieved all of its key secondary endpoints, including an increase in void volume and a reduction in the severity of urgency, a defining symptom of OAB. In addition, the drug was extremely well tolerated and had a very low incidence of dry mouth which is a common side effect in patients treated for overactive bladder. The results of this trial confirm the results from the first Phase III trial of SANCTURA XR which were announced on June 15, 2006.

“SANCTURA XR has the opportunity to establish a new standard for the effective treatment of overactive bladder,” stated Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “Our currently marketed product, SANCTURA, possesses an excellent profile including low CNS side effects, lack of metabolic drug-drug interactions, rapid onset of action, and is excreted largely unchanged into the target organ, the bladder. We believe combining these characteristics with the convenience of once-daily dosing will significantly improve the treatment of overactive bladder patients.”

“In addition, I believe SANCTURA XR has set a new tolerability benchmark for oral drugs in the treatment of overactive bladder with an overall dry mouth incidence of 10.7 percent in both Phase III trials,” continued Dr. Cooper. “We are very excited to report these outstanding results and look forward to filing an NDA before the end of the calendar year.”

Study design

Both trials in the Phase III clinical program were randomized, double-blind, placebo-controlled trials comparing the reduction in the frequency of urination and the reduction in urge urinary incontinence episodes among drug-treated patients versus placebo patients. This 12-week trial measured the effects of SANCTURA XR 60 mg versus placebo, once-daily, on symptoms of OAB. The trial included 564 patients, 280 treated with SANCTURA XR and 284 treated with placebo, at 62 clinical sites in the United States.

Patient entry criteria included urinary frequency of 10 or more toilet voids per day, symptoms of OAB (including urgency) lasting at least six months, and an average of one or more incontinence episodes per day. Patients were excluded if the major reason for their urinary frequency or urine loss was stress incontinence. The average age and gender of patients were similar for both the SANCTURA XR and placebo groups, with an overall average age of 60 years and 85 percent women. Approximately 78 percent of these patients are participating in an ongoing nine-month open label extension of the study.

Study findings

Patients treated with SANCTURA XR experienced statistically significant (p=.0009) improvement in number of toilet voids per day at the end of the 12-week trial, compared to patients on placebo. At Week 12, SANCTURA XR patients had 2.5 fewer toilet voids per day compared to baseline, and placebo patients had 1.8 fewer toilet voids per day compared to baseline.

SANCTURA XR patients also experienced statistically significant (p<.0001) improvement in number of urge urinary incontinence events per day at the end of the 12-week trial, compared to placebo patients. At Week 12, SANCTURA XR patients had an 83 percent median reduction in the number of incontinence episodes per day, whereas, 52 percent of the placebo-treated patients had the same effect.

The improvement in volume voided per void for SANCTURA XR patients was statistically significant at Week 12 (p=.001), with an increase of 32 milliliters (mL) at Week 12, compared to an increase of 18 mL in placebo patients. Treatment with SANCTURA XR also led to a statistically significant improvement (decrease) in average urgency severity at Week 12, another key symptom of OAB (p=.0003). These findings are consistent with the expected pharmacodynamic effects of SANCTURA XR and the increase of maximum bladder capacity caused by anticholinergic relaxation of the detrusor muscle.

As seen in the previous Phase III trial, SANCTURA XR had a rapid onset of action and achieved a significant difference from placebo as early as Week 1 of therapy for key efficacy endpoints.

SANCTURA XR was well tolerated as evidenced by its adverse event profile that included the most common adverse events associated with the antimuscarinic class of drugs, dry mouth and constipation. In this trial, the incidence of dry mouth observed in SANCTURA XR patients was 12.9 percent, compared to 4.6 percent with placebo. When combining safety data from both Phase III trials, which will be the basis of the proposed product labeling, the incidence of dry mouth observed in SANCTURA XR patients was 10.7 percent, compared to 3.7 percent with placebo. These incidence rates are lower than those that have been reported in SANCTURA patients (20.1 percent for SANCTURA vs. 5.8 percent for placebo). The incidence of constipation in this trial was reported in 7.5 percent of SANCTURA XR patients compared to 1.8 percent with placebo. The combined incidence of constipation was reported in 8.5 percent of SANCTURA XR patients compared to 1.5 percent with placebo. In this trial, nervous system disorders were reported in 2.5 percent of SANCTURA XR patients compared to 3.2 percent with placebo. Specifically, headache was reported in 1.8 percent of SANCTURA XR patients compared to 2.1 percent with placebo. In addition, blurred vision was not reported in any SANCTURA XR or placebo patients.

About SANCTURA and SANCTURA XR

SANCTURA and SANCTURA XR belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure. In animal studies, SANCTURA does not appear to cross the blood-brain barrier. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and it is excreted largely unchanged in the urine.

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for premature ejaculation and also stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R) and SANCTURA XR(TM); the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO(R); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.